Exhibit 15.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-272386) and Form S-8 (File No. 333-267105) of our report dated May 15, 2024, with respect to our audit of the consolidated financial statements of E-Power Inc. (Formerly known as Sunrise New Energy Co., Ltd.) for the year ended December 31, 2023, which is included in this Annual Report on Form 20-F of E-Power Inc. for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

May 14, 2026